Exhibit 99.1

Greystone Logistics Reports Audited Results for Corporate Yearend

Tulsa, OK—(Accesswire)—9/23/15—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reported sales of $22,293,922 for the year ended May 31, 2015 compared to $23,449,936 for the prior year. For the year ended May 31, 2015, the company reported net income of $609,569 compared to net income of $3,131,626 for the prior year. Net income available to common shareholders was $57,565, $0.00 per share, and $2,606,063, $0.10 per share, for the year ended May 31, 2015 and 2014, respectively.

Net income for the year ended May 31, 2014 included a tax benefit of $1,040,000 due to an adjustment to reduce the valuation allowance to fully recognize the benefits from net operating losses as a deferred tax asset while net income for the year ended May 31, 2015 included a provision for taxes of $430,763.

“The entire operating entity at Greystone is tremendously encouraged by the advances made this past corporate year”, stated Warren Kruger, CEO. Kruger continued, “Our ½ barrel keg pallet has proven a success and the newly developed ½ and ¼ barrel pallet is testing well and should generate revenue this corporate year. We have recently completed production of a warehouse pallet for Sutter Home Family Vineyards for their automated operation. Our new generation lighter-weight 100% recycled plastic 48x40 pallet that hits weight requirements with OSHA has been given high marks at many testing facilities in the U.S. and one significant customer has begun buying copious amounts for tests within their organization. Nestable pallet sales continue to expand and we have two new molds being fabricated at our mold maker for new lines we are adding. We have begun toll processing resin for a customer on a long term basis which will throw off a burgeoning revenue stream. One of our major clients took less product this corporate year than projected which put a damper on top line sales and our bottom line. We are continuing to broaden our base of products and customers to eliminate this type of surprise in the future. Corporately, we paid down $1.8 million in debt and have invested in plant, equipment, and our operational efficiencies to prepare ourselves for future continued success.”

On July 23, 2015, the Iowa Recycling Association (the “Association”) awarded the Murray J Fox Innovation Award to Greystone Manufacturing, L.L.C., the operating subsidiary of Greystone Logistics, Inc. The president of the Association stated, “the Murray J. Fox Recycling Innovation Award is considered the most prestigious of our awards! Greystone Manufacturing clearly can identify with the intent and spirit of the Award.” Murray Fox is one of the founding fathers of the National Recycling Coalition (NRC), an organization dedicated to promoting recycling and is currently a Life Member and an Honorary Board Member.

Greystone Logistics is a “Green” manufacturing and leasing company that reprocesses and sells recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin. Excess plastic not used in production of pallets is reprocessed for resale.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2015.